Filed pursuant to Rule 433
September 13, 2021

Relating to
Preliminary Prospectus Supplement dated September 13, 2021 to
Prospectus dated August 17, 2021
Registration Statement No. 333-258872

Kimco Realty Corporation

Pricing Term Sheet

$500,000,000 2.250% Notes due 2031

Issuer:	Kimco Realty Corporation

Ratings*:	Baa1 (stable) by Moody’s Investors Service, Inc. BBB+ (stable) by Standard & Poor’s Ratings Services

Aggregate Principal Amount Offered Hereby:	$500,000,000

Pricing Date:	September 13, 2021

Settlement Date:	September 22, 2021 (T+7)

The settlement date of September 22, 2021 is the seventh business day following the date of the preliminary prospectus supplement. Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes before the second business day prior to the settlement date will be required, by virtue of the fact that the Notes initially will settle on a delayed basis, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors with respect to these matters.

Maturity Date:	December 1, 2031

Interest Payment Dates:	June 1 and December 1, commencing on June 1, 2022 (long first coupon)

Coupon:	2.250%

Price to Public:	99.536% of the principal amount

Gross Proceeds to Issuer (before expenses):	$497,680,000

Use of Proceeds:
The issuer intends to use the net proceeds from this offering to for general corporate purposes, including, but not limited to, repayment of borrowings under our Credit Facility, and funding for suitable acquisition and redevelopment opportunities.

Benchmark Treasury:	1.250% due August 15, 2031

Benchmark Treasury Yield:	1.321%

Spread to Benchmark Treasury:	+98 bps

Yield to Maturity:	2.301%

Redemption Provisions:

Make-whole Call:
Prior to September 1, 2031, the Notes will be redeemable at the Issuer’s option, at a redemption price equal to the sum of (1) an amount equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date and (2) a make-whole premium (T+15 bps).

Par Call:
At any time on or after September 1, 2031, the Notes will be redeemable at the Issuer’s option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

CUSIP / ISIN:	49446R AY5 / US49446RAY53

Joint Book-Running Managers:	BofA Securities, Inc. PNC Capital Markets LLC Truist Securities, Inc. Wells Fargo Securities, LLC BNP Paribas Securities Corp. J.P. Morgan Securities LLC

Senior Co-Managers:	Citigroup Global Markets Inc. Morgan Stanley & Co. LLC Regions Securities LLC

Co-Managers:
Barclays Capital Inc.
BMO Capital Markets Corp.
BNY Mellon Capital Markets, LLC
Deutsche Bank Securities Inc.
RBC Capital Markets, LLC
TD Securities (USA) LLC
U.S. Bancorp Investments, Inc.
UBS Securities LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization at any time.

The Issuer has filed a registration statement (including a prospectus dated August 17, 2021 as supplemented by a preliminary prospectus supplement dated September 13, 2021) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and preliminary prospectus supplement in that registration statement, this communication and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may request the prospectus and preliminary prospectus supplement by contacting BofA Securities, Inc. toll-free at 1-800-294-1322 or by email at dg.prospectus_requests@bofa.com, PNC Capital Markets LLC toll-free at 1-855-881-0697, Truist Securities, Inc. toll-free at 1-800-685-4786 and Wells Fargo Securities, LLC toll free at 1-800-645-3751.